Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated 8 March 2024 relating to the financial statements of BP p.l.c. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended 31 December 2023.

/s/ Deloitte LLP

London, United Kingdom

10 June 2024